Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post-Effective Amendment No. 2 to Form S-1 on Form S-3 No. 333-253969) and related Prospectus of E2open Parent Holdings, Inc. for the registration of 173,983,880 Shares of Class A Common Stock and 29,079,972 Warrants to Purchase Class A Common Stock and to the incorporation by reference therein of our reports dated April 29, 2022, with respect to the consolidated financial statements and financial statement schedules of E2open Parent Holdings, Inc., and the effectiveness of internal control over financial reporting of E2open Parent Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended February 28, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

June 17, 2022